Exhibit 99.1

METRON ANNOUNCES THIRD QUARTER FISCAL 2004
FINANCIAL RESULTS

Company Reports Record Gross Margins

SAN JOSE, Calif. – April 7, 2004 – Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for the third quarter of fiscal 2004, ended February 29, 2004.

Revenues for the third quarter of fiscal 2004 were $52.7 million, compared with $44.0 million for the second quarter of fiscal 2004. Gross margins for the third quarter  of fiscal 2004 were 21.9 percent, a 120 basis point improvement over the prior quarter.

In accordance with generally accepted accounting principles (GAAP), the Company’s net loss for the third quarter of fiscal 2004 was $4.1 million, or $(0.33) per share. This compares with a net loss of $7.5 million, or $(0.59) per share, in the second quarter of fiscal 2004. The third quarter loss included a restructuring charge of $724,000. Before the restructuring charge, the non-GAAP loss for the third quarter was $3.4 million or ($0.27) per share.

Although revenues increased by nearly twenty percent sequentially, accounts receivable declined by approximately $360,000, causing days sales outstanding to improve from 77 days in the prior quarter to 64 days in the third quarter. Exclusive of SAB 101 related items, inventories declined in the quarter by $1.3 million. Cash balances at February 29, 2004 were $7.0 million as compared to $10.8 million at November 30, 2003, the decrease was attributable primarily to a decrease in trade accounts payable and decreases in amounts due affiliates of $3.9 million.

“This quarter we achieved a 20% sequential increase in revenues accompanied by the highest gross margin since the company became public in 1999. We also had a significant increase in bookings for the second consecutive quarter,” said Ed Segal, CEO of Metron. “We believe this represents a turning point in Metron’s two-year road to becoming the semiconductor industry’s leading outsource solutions provider. With strong bookings in the last two quarters, we expect even higher gross margins and revenues in our fourth fiscal quarter.

“In addition, this is the first quarter in which we have recognized a full quarter of revenue from the MRC Eclipse line from our Legends product portfolio. The addition of the MRC Eclipse business and other key legacy equipment products and services to our Legends portfolio is rapidly yielding financial and strategic benefits for Metron,” said Segal.

Guidance

Financial results for the fourth quarter of fiscal 2004 (ending May 31, 2004) are expected to be as follows:

•                  Revenues in the low $60 million range;

•                  Gross profit margin between 22 and 23 percent;

•                  Net loss per share in the range of $(0.05) to $(0.10) (this excludes any potential restructuring charges);

•                  Cash flows from operations to be a usage of approximately $1 million.

Conference Call

Metron will broadcast its conference call discussion of third quarter fiscal 2004 financial results on Wednesday, April 7, 2004 at 2 p.m. PT (5 p.m. ET).  To listen to the call, please dial (712) 257-0010 ten minutes prior to the start of the call.  You will need to reference the pass code: Metron.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, dial (402) 998-0941.

The Metron financial results conference call will be available via a live webcast on the investor relations Audio Events section of the Metron website at http://investor.metrontech.com. Please access the website fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at http://investor.metrontech.com for 90 days.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to our anticipated financial results for the fourth quarter of fiscal 2004 and future quarters. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the year ended May 31, 2003. Metron Technology does not undertake any obligation to update forward-looking statements.

 Contact:

Douglas McCutcheon	Christina Carrabino
Sr. Vice President & CFO	Account Director
Metron	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

– Summary Financial Data Attached –

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share data)

	Three months ended		Nine months ended
	February 28, 2003	February 29, 2004	February 28, 2003	February 29, 2004

Net revenue	$57,896	$52,739	$179,020	$143,699
Cost of revenue	47,074	41,202	146,207	113,458
Gross profit	10,822	11,537	32,813	30,241
Selling, general and administrative	14,286	13,260	43,028	39,365
Research, development and engineering	—	705	—	1,808
Restructuring costs	1,206	724	2,998	3,256
Goodwill impairment	8,292	—	8,292	—
Other operating income, net of associated costs	—	—	1,354	—
Operating loss	(12,962)	(3,152)	(20,151)	(14,188)
Equity in net income (loss) of joint ventures	—	1	36	(50)
Other expense, net	(351)	(777)	(1,237)	(1,869)
Loss before income taxes	(13,313)	(3,928)	(21,352)	(16,107)
Provision (benefit) for income taxes	(686)	211	(943)	682
Net loss	$(12,627)	$(4,139)	$(20,409)	$(16,789)

Loss per common share
Basic and diluted	$(0.96)	$(0.33)	$(1.56)	$(1.33)

Weighted average number of shares
Basic and diluted	13,121	12,662	13,067	12,639

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	May 31, 2003	February 29, 2004

ASSETS
Cash and cash equivalents	$12,179	$7,047
Accounts receivable	38,168	36,216
Loan to officer/shareholder	110	110
Inventories	38,131	42,778
Prepaid expenses and other current assets	14,124	13,396
Total current assets	102,712	99,547
Property, plant and equipment, net	24,921	22,818
Intangible and other assets	854	6,639
Total assets	$128,487	$129,004

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$21,511	$22,318
Amounts due to affiliates	8,711	5,166
Accrued wages and employee-related expenses	5,231	4,887
Deferred revenue	4,496	5,497
Short-term borrowings and current portion of long-term debt	13,261	12,745
Amounts payable to shareholders	170	166
Other current liabilities	12,491	13,463
Total current liabilities	65,871	64,242
Long-term debt, excluding current portion	1,662	8,344
8% convertible debentures	—	1,419
Other long-term liabilities	3,148	7,310
Total liabilities	70,681	81,315
Commitments	—	—
Shareholders’ equity:
Preferred shares	—	—
Common shares and additional paid-in capital	41,285	47,151
Retained earnings	17,577	788
Cumulative other comprehensive loss	(443)	363
Treasury shares	(613)	(613)
Total shareholders’ equity	57,806	47,689
Total liabilities and shareholders’ equity	$128,487	$129,004